Execution Version

ASSET PURCHASE AGREEMENT

BETWEEN

CLIFTON STAR RESOURCES INC.

– and –

MINES D’OR DUQUESNE GOLD MINES INC.

– and –

XMET INC.

SEPTEMBER 19, 2012

	TABLE OF CONTENTS
		Page
ARTICLE 1	INTERPRETATION	2
1.1	Definitions	2
1.2	Certain Rules of Interpretation	9
1.3	Governing Law	9
1.4	Entire Agreement	9
1.5	Schedules	10
ARTICLE 2	PURCHASE AND SALE	10
2.1	Agreement of Purchase and Sale	10
ARTICLE 3	PURCHASE PRICE AND PAYMENT SHARES	10
3.1	Purchase Price	10
3.2	Re-Sale Restrictions on Payment Shares	10
3.3	GST/HST and QST	11
ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF CLIFTON STAR	11
4.1	Corporate Existence of Clifton Star	11
4.2	Capacity to Enter Agreement	11
4.3	Binding Obligation	11
4.4	Absence of Conflict	12
4.5	No Other Agreements to Purchase	12
4.6	Restrictive Covenants	12
4.7	Title to Clifton Star Mineral Claims	12
4.8	Clifton Star Mineral Claims	12
4.9	Royalties	13
4.10	Residence of Clifton Star	13
4.11	Regulatory Approvals	13
4.12	Consents	13
4.13	Books and Records	14
4.14	Technical Report	14
4.15	Tax Matters	14
4.16	Absence of Changes and Undisclosed Liabilities	14
4.17	Real Property	14
4.18	Compliance with Laws, Permits	15
4.19	Environmental Conditions	15
4.20	No Expropriation	15
4.21	Litigation	15
4.22	Disclosure	16

	TABLE OF CONTENTS (continued)
		Page
ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF CLIFTON STAR AND MINES D’OR	16
5.1	Corporate Existence of Mines d’Or	16
5.2	Capacity to Enter Agreement	16
5.3	Binding Obligation	16
5.4	Absence of Conflict	16
5.5	No Other Agreements to Purchase	17
5.6	Restrictive Covenants	17
5.7	Title to Mineral Claims (Duquesne)	17
5.8	Mineral Claims (Duquesne)	17
5.9	Royalties	18
5.10	Residence of Mines d’Or	18
5.11	Regulatory Approvals	18
5.12	Consents	18
5.13	Books and Records	18
5.14	Technical Report	18
5.15	Tax Matters	19
5.16	Absence of Changes and Undisclosed Liabilities	19
5.17	Real Property	19
5.18	Compliance with Laws, Permits	19
5.19	Environmental Conditions	19
5.20	No Expropriation	20
5.21	Litigation	20
5.22	Disclosure	20
ARTICLE 6	REPRESENTATIONS AND WARRANTIES OF THE BUYER	21
6.1	Corporate Existence of Buyer	21
6.2	Capacity to Enter Agreement	21
6.3	Binding Obligation	21
6.4	Absence of Conflict	21
6.5	Title	21
6.6	Regulatory Approvals	21
6.7	Litigation	22
6.8	GST/HST and QST Registration	22
6.9	Capitalization	22
6.10	Reporting Issuer Status	22
6.11	Public Listing	22
6.12	No Cease Trade Order	22
6.13	Compliance with Applicable Laws	22
6.14	Tax Matters	23

	TABLE OF CONTENTS (continued)
		Page

ARTICLE 7	COVENANTS	23
7.1	Conduct Before Closing	23
7.2	Access for Investigation	23
7.3	Actions to Satisfy Closing Conditions	24
7.4	Risk of Loss	24

ARTICLE 8	CLOSING CONDITIONS	24
8.1	Conditions for the Benefit of the Buyer	24
8.2	Waiver or Termination by the Buyer	25
8.3	Conditions for the Benefit of the Sellers	26
8.4	Waiver or Termination by the Sellers	27
8.5	Mutual Condition for the Benefit of the Buyers and the Sellers	27
8.6	Conditions Precedent – No Action to Restrain	27

ARTICLE 9	FURTHER AGREEMENTS	28
9.1	Preparation of Documents and Submissions	28
9.2	Adjustment to Purchase Price	28

ARTICLE 10	SURVIVAL AND INDEMNIFICATION	29
10.1	Survival of Covenants and Representations and Warranties	29
10.2	Survival Following Termination	29
10.3	Mutual Indemnifications for Breaches of Warranty, etc	30
10.4	Notice of Claim	30
10.5	Time Limits for Notice	30
10.6	Exclusive Remedy	31
10.7	Third Party Indemnification	31

ARTICLE 11	CLOSING ARRANGEMENTS	31
11.1	Closing	31
11.2	Closing Procedures	32

ARTICLE 12	GENERAL	32
12.1	Submission to Jurisdiction	32
12.2	Payment and Currency	32
12.3	Time of Essence	33
12.4	Notices	33
12.5	Further Assurances	34
12.6	No Broker	35
12.7	Amendment and Waiver	35

	TABLE OF CONTENTS (continued)
		Page

12.8	Assignment and Enurement	35
12.9	Severability	25
12.10	Counterparts and Electronic Delivery	35
12.11	Language	35

ASSET PURCHASE AGREEMENT

THIS AGREEMENT is dated as of September 19, 2012

BETWEEN:

CLIFTON STAR RESOURCES INC., a corporation incorporated under the laws of Canada

(“Clifton Star”)

- and -

MINES D’OR DUQUESNE GOLD MINES INC., a corporation incorporated under the laws of Canada

(“Mines d’Or”)

(Mines d’Or and Clifton Star are referred to herein as the “Sellers”)

- and -

XMET INC., a corporation incorporated under the laws of Ontario

(the “Buyer”)

CONTEXT:

A.

The Buyer and the Sellers each carry on the business of mineral exploration and development.

B.

The Sellers wishes to sell, and the Buyer wishes to purchase, all of the Mineral Claims (as such term is defined herein).

THEREFORE, the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1

Definitions

In this Agreement, the following terms have the following meanings:

1.1.1

“Adjustment Event” means any issuance of Common Shares in connection with one or more Duquesne-Ottoman Option Financings at an average price of less than $0.10 per Common Share.

1.1.2

“Adjustment Amount” means an amount equal to:

((A / B) - (A / C)) x (C x D)

Where:

A =

Payment Shares;

B =

Payment Shares + 60,430,546 + total number of Common Shares issued pursuant to the Pitt Gold Acquisition Agreement + total number of Common Shares issued at $0.10 in connection with Duquesne-Ottoman Option Financing;

C =

Payment Shares + 60,430,546 + total number of Common Shares issued pursuant to the Pitt Gold Acquisition Agreement + total number of Common Shares issued at average price below $0.10 in connection with Duquesne-Ottoman Option Financing; and

D =

average price per Common Share below $0.10 in connection with Duquesne Ottoman Option Financing.

1.1.3

”Agreement” means this agreement, including all Schedules and Exhibits, as it may be confirmed, amended, modified, supplemented or restated by written agreement between the Parties.

1.1.4

“Books and Records” means books, ledgers, files, lists, reports, plans, logs, deeds, surveys, correspondence, operating records, and other data and information, including all data and information stored on computer-related or other electronic media, maintained with respect to the Mineral Claims.

1.1.5

”Buildings and Improvements” means any plants, buildings, structures, erections, improvements, fixtures and appurtenances situated on or forming part of any of the Surface Lands.

1.1.6

”Business Day” means any day excluding a Saturday, Sunday or statutory holiday in the Provinces of Ontario and Québec, and also excluding any day on which the principal chartered banks located in the City of Toronto are not open for Business during normal banking hours.

1.1.7

“Buyer” is defined in the recital of the Parties above.

1.1.8

”Claim” means any claim, demand, action, cause of action, suit, arbitration, investigation, proceeding, complaint, grievance, charge, prosecution, assessment or reassessment, including any appeal or application for review.

1.1.9

“Clifton Star” is defined in the recital of the Parties above.

1.1.10

“Clifton Star Mineral Claims” means the Mineral Claims (Destor), Mineral Claims (Lepine) and Mineral Claims (Southwest).

1.1.11

”Clifton Star Surface Lands” means all of the lands and premises overlaying the Clifton Star Mineral Claims.

1.1.12

”Closing” means the completion of the sale to, and purchase by, the Buyer of the Mineral Claims pursuant to this Agreement.

1.1.13

”Closing Date” means the date that is 5 Business Days after the satisfaction or waiver of the conditions set forth in Article 8 or any other date that the Parties may agree is the date upon which the Closing will take place.

1.1.14

”Closing Time” means the time on the Closing Date at which the Closing takes place.

1.1.15

”Commodity Taxes” means all Taxes levied on or measured by, or referred to as transfer, land transfer, registration charges, gross receipt, sales, provincial sales, use, consumption, GST/HST, QST, value-added, turnover, excise or stamp, all customs duties, countervail, anti-dumping and special import measures and all import and export taxes.

1.1.16

”Common Shares” means common shares in the capital of the Buyer as constituted on the date hereof.

1.1.17

”Communication” means any notice, demand, request, consent, approval or other communication which is required or permitted by this Agreement to be given or made by a Party.

1.1.18

”Contract” means any agreement, understanding, undertaking, commitment, licence, or lease, including purchase orders and warranty rights, whether written or oral.

1.1.19

”Duquesne-Ottoman Project” means 20 claims (commonly referred to as Duquesne West) and 40 claims (commonly referred to as Ottoman) covering an area of 928.6 hectares located approximately 30 kilometres north of the city of Rouyn-Noranda and 10 kilometres east of the village of Duparquet within the townships of Duparquet and Destor in the Province of Québec.

1.1.20

”Duquesne-Ottoman Option” means the mining option agreement between Duquesne-Ottoman Mines Inc. (formerly On-Strike Gold Inc.) and Duparquet Assets Ltd. dated February 18, 2010, as amended by agreements dated May 6, 2010, May 17, 2010, December 8, 2010 and May 31, 2011 and as supplemented by an agreement dated March 2, 2012 between the Buyer, Duparquet Assets Ltd., Globex Mining Enterprises Inc. and Géoconseils Jack Stoch Ltée, as amended on May 14, 2012 and August 8, 2012, copies of which have been delivered to the Sellers, whereby the Buyer can, among other things, directly or indirectly earn an option to purchase 75% of the common shares in the capital of Duparquet Assets Ltd., which legally and beneficially owns the Duquesne-Ottoman Project, and, at its option, acquire the remaining 25% of the common shares of Duparquet Assets Ltd.

1.1.21

”Duquesne-Ottoman Option Financings” means equity financings by the Buyer to finance its exercise of the Duquesne-Ottoman Option for minimum aggregate gross proceeds of $7,500,000.

1.1.22

“Duquesne Project” means the Mineral Claims, Clifton Star Surface Lands and the Mines d’Or Surface Lands.

1.1.23

”Encumbrance” means any security interest, mortgage, charge, pledge, hypothec, lien, encumbrance, restriction, option, adverse claim, right of others or other encumbrance of any kind.

1.1.24

”Environment” means the ambient air, all layers of the atmosphere, all water including surface water and underground water, all land, all living organisms and the interacting natural systems that include components of air, land, water, living organisms and organic and inorganic matter, and includes indoor spaces.

1.1.25

”Environmental Laws” means all Laws relating to the Environment and protection of the Environment, the regulation of chemical substances or products, health and safety including occupational health and safety, and the transportation of dangerous goods.

1.1.26

”Escrow Agreement” is defined in Section 9.2.4.

1.1.27

”ETA” means Part IX of the Excise Tax Act (Canada).

1.1.28

”Exchange” means the TSX Venture Exchange.

1.1.29

”Governmental Authority” means:

1.1.29.1

any federal, provincial, state, local, municipal, regional, territorial, aboriginal, or other government, governmental or public department, branch, ministry, or court, domestic or foreign, including any district, agency, commission, board, arbitration panel or authority and any subdivision of any of them exercising or entitled to exercise any administrative, executive, judicial, ministerial, prerogative, legislative, regulatory, or taxing authority or power of any nature; and

1.1.29.2

any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of them, and any subdivision of any of them.

1.1.30

”GST/HST” means the goods and services tax and the harmonized sales tax imposed under the ETA.

1.1.31

”Indemnified Party” is defined in Section 10.3.

1.1.32

”Indemnifying Party” is defined in Section 10.3.

1.1.33

”Indemnity Claim” is defined in Section 10.4.

1.1.34

”Indemnity Notice” is defined in Section 10.4.

1.1.35

“Issuance Price” is defined in Section 3.1.2.

1.1.36

“ITA” means the Income Tax Act (Canada).

1.1.37

“Knowledge of the Sellers” means the knowledge that the Sellers either have, or would have obtained, after having made or caused to be made all reasonable inquiries necessary to obtain informed knowledge, including inquiries of the records and management employees of the Sellers, who are reasonably likely to have knowledge of the relevant matter.

1.1.38

“Law” or “Laws” means all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, statutory rules, principles of law, published policies and guidelines, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, including general principles of common and civil law, and the terms and conditions of any grant of approval, permission, authority or licence of any Governmental Authority, and the term “applicable” with respect to Laws and in a context that refers to one or more Persons, means that the Laws apply to the Person or Persons, or its or their Mineral Claims, undertaking or property, and emanate from a Governmental Authority having jurisdiction over the Person or Persons or its or their Mineral Claims, undertaking or property.

1.1.39

“Loss” means any loss, liability, damage, cost, expense, charge, fine, penalty or assessment including the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise and all interest, punitive damages, fines, penalties and all professional fees and disbursements on a 100 percent, complete indemnity basis, but excluding loss of profits and consequential damages.

1.1.40

“Mining Act” means the Mining Act, R.S.Q., chap. M-13.1.

1.1.41

”Mineral Claims” means the Clifton Star Mineral Claims and the Mineral Claims (Duquesne).

1.1.42

“Mineral Claims (Destor)” means the 8 contiguous mineral claims (staked or map designated) covering an area of 195 hectares, as more particularly set forth in Schedule B, together with all mining exploration licenses, mining leases, mining concession and any other mining right or title issued under the Mining Act and all other rights, whether contractual or otherwise, for the exploration for or exploitation or extraction of mineral resources and reserves in respect of such mineral claims, including all surface rights, water rights, royalty interests, fee interests, joint venture interests and other leases, rights of way and enurements related to any such rights.

1.1.43

“Mineral Claims (Duquesne)” means the 55 contiguous mineral claims and one mining concession (staked or map designated) covering an area of 935.55 hectares, as more particularly set forth in Schedule B, together with all mining exploration licenses, mining leases, mining concession and any other mining right or title issued under the Mining Act and all other rights, whether contractual or otherwise, for the exploration for or exploitation or extraction of mineral resources and reserves in respect of such mineral claims, including all surface rights, water rights, royalty interests, fee interests, joint venture interests and other leases, rights of way and enurements related to any such rights.

1.1.44

“Mineral Claims (Lepine)” means the 22 contiguous mineral claims (staked or map designated) covering an area of 330.20 hectares, as more particularly set forth in Schedule B, together with all mining exploration licenses, mining leases, mining concession and any other mining right or title issued under the Mining Act and all other rights, whether contractual or otherwise, for the exploration for or exploitation or extraction of mineral resources and reserves in respect of such mineral claims, including all surface rights, water rights, royalty interests, fee interests, joint venture interests and other leases, rights of way and enurements related to any such rights.

1.1.45

“Mineral Claims (Southwest)” means the 30 contiguous mineral claims (staked or map designated) covering an area of 862.61 hectares, as more particularly set forth in Schedule B, together with all mining exploration licenses, mining leases, mining concession and any other mining right or title issued under the Mining Act and all other rights, whether contractual or otherwise, for the exploration for or exploitation or extraction of mineral resources and reserves in respect of such mineral claims, including all surface rights, water rights, royalty interests, fee interests, joint venture interests and other leases, rights of way and enurements related to any such rights.

1.1.46

“Mines d’Or” is defined in the recital of the Parties above.

1.1.47

“Mines d’Or Surface Lands” means all of the lands and premises overlaying the Mineral Claims (Duquesne).

1.1.48

“NI 43-101” means National Instrument 43-101 - Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators.

1.1.49

“Outside Date” means December 17, 2012.

1.1.50

“Parties” means the Sellers and the Buyer, collectively, and “Party” means any one of them.

1.1.51

”Payment Shares” is defined in Section 3.1.2.

1.1.52

“Permits” means all authorizations, registrations, permits, certificates of approval, approvals, grants, licences, quotas, consents, commitments, rights or privileges (other than those relating to intellectual property) issued or granted by any Governmental Authority to the Sellers in respect of the Duquesne Project.

1.1.53

“Permitted Encumbrances” means the Encumbrances Listed on Schedule A.

1.1.54

“Person” will be broadly interpreted and includes:

1.1.54.1

a natural person, whether acting in his or her own capacity, or in his or her capacity as executor, administrator, estate trustee, trustee or personal or legal representative, and the heirs, executors, administrators, estate trustees, trustees or other personal or legal representatives of a natural person;

1.1.54.2

a corporation or a company of any kind, a partnership of any kind, a sole proprietorship, a trust, a joint venture, an association, an unincorporated association, an unincorporated syndicate, an unincorporated organization or any other association, organization or entity of any kind; and

1.1.54.3

Governmental Authority.

1.1.55

”Pitt Gold Acquisition Agreement” means the asset purchase agreement dated May 15, 2012 between the Buyer and Brionor Resources Inc., as such agreement may be amended, restated or replaced from time to time.

1.1.56

”Purchase Price” is defined in Section 3.1.

1.1.57

”QST” means the Québec sales tax imposed under the QSTA.

1.1.58

”QSTA” means An Act respecting the Québec Sales Tax (Québec).

1.1.59

“Royalty Agreement (Lepine and Destor)” means the 2% net smelter royalty agreement dated April 7, 2009 between Radisson Mining Resources Inc. (“Radisson”) and Clifton Star in favour of Radisson in respect of the Mineral Claims (Lepine) and the Mineral Claims (Destor), which is attached in Schedule C.

1.1.60

“Royalty Agreement (Duquesne)” means the 3% net smelter royalty agreement dated September 20, 2006 between the shareholders of Mines d’Or, Clifton Star and Mines d’Or, as amended on May 14, 2007, June 11, 2007 and as supplemented by an agreement dated July 31, 2012 between the former shareholders of Mines d’Or and Clifton Star, in favour of the shareholders of Mines d’Or in respect of the Mineral Claims (Duquesne), which is attached in Schedule D.

1.1.61

”Register” means the Register of Real and Immovable Mining Rights kept and maintained by the Minister of Natural Resources of Québec pursuant to sections 11 and 13 of the Mining Act.

1.1.62

”Regulation” means the Regulation respecting mineral substances other than petroleum, natural gas and brine, R.S.Q. c. M-13-1, r.2 enacted under the Mining Act.

1.1.63

”Release” means to release, spill, leak, pump, pour, emit, empty, discharge, deposit, inject, leach, dispose, dump or permit to escape.

1.1.64

”Remedial Order” means any remedial order, including any notice of non- compliance, order, other complaint, direction or sanction issued, filed or imposed by any Governmental Authority pursuant to Environmental Laws, with respect to the existence of Hazardous Substances on, in or under the Surface Lands, or neighbouring or adjoining properties, or the Release of any Hazardous Substance from, at or on the Surface Lands, or with respect to any failure or neglect to comply with Environmental Laws.

1.1.65

”Securities Laws” means securities legislation as such term is defined in National Instrument 14-101 – Definitions, of the Canadian Securities Administrators.

1.1.66

”Sellers” is defined in the recital of the Parties above.

1.1.67

”Special Warrant Certificate” means a certificate issued to the Sellers to evidence one or more Special Warrants.

1.1.68

”Special Warrants” mean the non-transferrable special warrants in the capital of the Buyer entitling the Sellers to acquire, for no additional consideration, one Underlying Share per special warrant in accordance with the terms of the Special Warrant Certificate.

1.1.69

”Surface Lands” means the Clifton Star Surface Lands and the Mines d’Or Surface Lands.

1.1.70

”Tax” means all taxes, duties, fees, premiums, assessments, imposts, levies, rates, withholdings, dues, government contributions and other charges of any kind whatsoever, whether direct or indirect, together with all interest, penalties, fines, additions to tax or other additional amounts, imposed by any Governmental Authority.

1.1.71

”Tax Law” means any Law that imposes Taxes or that deals with the administration or enforcement of liabilities for Taxes.

1.1.72

”Technical Report” means the 43-101 Technical Report Resource Estimate of the Duquesne Gold Property, Project No 1 11-18576-00 dated July 26, 2011 prepared for Clifton Star Resources Inc. by Nicole Rioux, Geo. of Genivar Limited Partnership.

1.1.73

”Transaction” means the purchase and sale of the Mineral Claims pursuant to this Agreement.

1.1.74

”Underlying Shares” mean the Common Shares underlying any Special Warrants.

1.2

Certain Rules of Interpretation

1.2.1

In this Agreement, words signifying the singular number include the plural and vice versa, and words signifying gender include all genders. Every use of the words “including” or “includes” in this Agreement is to be construed as meaning “including, without limitation” or “includes, without limitation”, respectively.

1.2.2

The division of this Agreement into Articles and Sections, the insertion of headings and the inclusion of a table of contents are for convenience of reference only and do not affect the construction or interpretation of this Agreement.

1.2.3

References in this Agreement to an Article, Section or Schedule are to be construed as references to an Article, Section or Schedule of or to this Agreement unless otherwise specified.

1.2.4

Unless otherwise specified, any reference in this Agreement to any statute includes all regulations and subordinate legislation made under or in connection with that statute at any time, and is to be construed as a reference to that statute as amended, modified, restated, supplemented, extended, re-enacted, replaced or superseded at any time.

1.3

Governing Law

This Agreement is governed by, and is to be construed and interpreted in accordance with, the Laws of the Province of Ontario and the Laws of Canada applicable in that Province.

1.4

Entire Agreement

This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no representations, warranties or other agreements between the Parties in connection with the subject matter of this Agreement except as specifically set out in this Agreement. No Party has been induced to enter into this Agreement in reliance on, and there will be no liability assessed, either in tort or contract, with respect to, any warranty, representation, opinion, advice or assertion of fact, except to the extent it has been reduced to writing and included as a term in this Agreement.

1.5

Schedules

The following is a list of Schedules:

Schedule

Subject Matter

A

Permitted Encumbrances

B

Mineral Claims

C

Royalty Agreement (Lepine and Destor)

D

Royalty Agreement (Duquesne)

ARTICLE 2
PURCHASE AND SALE

2.1

Agreement of Purchase and Sale

Subject to the terms and conditions of this Agreement, on the Closing Date the Sellers will sell and the Buyer will purchase, as of and with effect from the opening of business on the Closing Date, the Mineral Claims.

ARTICLE 3
PURCHASE PRICE AND PAYMENT SHARES

3.1

Purchase Price

3.1.1

The aggregate purchase price payable by the Buyer to the Sellers for the Mineral Claims is $2,707,288.43 (the “Purchase Price”), subject to adjustment in accordance with Section 9.2.

3.1.2

The Buyer and the Sellers agree that the Purchase Price will be satisfied in its entirety by the Buyer at the Closing Time by delivering to Clifton Star a certificate representing 38,675,549 Common Shares (the “Payment Shares”) at a deemed issuance price of $0.07 per Common Share (the “Issuance Price”), subject to adjustment in accordance with Section 9.2. The Payment Shares delivered to the Sellers will represent 19.86% of all of the issued and outstanding Common Shares on the Closing Date.

3.2

Re-Sale Restrictions on Payment Shares

The Sellers acknowledge and agrees that the Payment Shares will be subject to certain resale restrictions under Exchange rules and Securities Laws and the Sellers agrees to comply with such restrictions, including National Instrument 45-102 - Resale of Securities, of the Canadian Securities Administrators and the Sellers understands and acknowledges that upon the issuance of the Payment Shares some or all of the certificates representing the Payment Shares may contain legends in the form required by applicable Securities Laws and Exchange rules.

3.3

GST/HST and QST

3.3.1

The Sellers and the Buyer hereby declare that, pursuant to subsections 221(2) and 228(4) of the ETA and sections 423 and 438 of the QSTA, no GST/HST and QST will be collected or withheld by the Sellers on the taxable supply of the Mineral Claims which constitute real property located in the Province of Québec.

3.3.2

Any GST/HST and QST payable in respect to a taxable supply of real property will be paid directly by the Buyer on a self-assessment basis.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF CLIFTON STAR

Clifton Star represents and warrants to the Buyer as follows, and acknowledges that the Buyer is relying upon these representations and warranties in connection with the purchase of the Clifton Star Mineral Claims, despite any investigation made by or on behalf of the Buyer.

4.1

Corporate Existence of Clifton Star

Clifton Star is a corporation duly incorporated and validly existing under the laws of Canada.

4.2

Capacity to Enter Agreement

Clifton Star has all necessary corporate power, authority and capacity to enter into and perform its obligations under this Agreement.

4.3

Binding Obligation

The execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Clifton Star. This Agreement has been duly executed and delivered by Clifton Star and constitutes a valid and binding obligation of Clifton Star, enforceable against Clifton Star in accordance with its terms, subject to applicable bankruptcy, insolvency and other Laws of general application limiting the enforcement of creditors’ rights generally and to the fact that equitable remedies, including specific performance, are discretionary and may not be ordered in respect of certain defaults.

4.4

Absence of Conflict

None of the execution and delivery of this Agreement, the performance of Clifton Star’s obligations under this Agreement, or the completion of the transactions contemplated by this Agreement will (with or without the giving of notice or lapse of time, or both):

4.4.1

result in or constitute a breach of any term or provision of, or constitute a default under the articles or by-laws or any resolutions of the board of directors or shareholders of Clifton Star, or any Contract to which Clifton Star is a party;

4.4.2

result in the creation or imposition of any Encumbrance on the Clifton Star Mineral Claims;

4.4.3

contravene any applicable Law; or

4.4.4

contravene any judgment, order, writ, injunction or decree of any Governmental Authority.

4.5

No Other Agreements to Purchase

No Person other than the Buyer has any written or oral agreement or option or any right or privilege (whether by Law, pre-emptive, contractual or otherwise) capable of becoming an agreement or option for the purchase or acquisition from Clifton Star of any of the Clifton Star Mineral Claims or of forming an Encumbrance against any of the Clifton Star Mineral Claims.

4.6

Restrictive Covenants

Clifton Star is not a party to, or bound or affected by, any contract containing any covenant expressly limiting its ability to transfer the Clifton Star Mineral Claims.

4.7

Title to Clifton Star Mineral Claims

Clifton Star is the sole, exclusive and legal and beneficial holder of the Clifton Star Mineral Claims and has good and marketable title to all of the Clifton Star Mineral Claims, free and clear of all Encumbrances other than Permitted Encumbrances. At Closing, Clifton Star will have the absolute and exclusive right to sell the Clifton Star Mineral Claims to the Buyer as contemplated by this Agreement.

4.8

Clifton Star Mineral Claims

4.8.1

Schedule B sets forth a complete and accurate list and description of all of the Clifton Star Mineral Claims. All of the Clifton Star Mineral Claims are in good standing under the Mining Act, the Regulation and all other applicable Laws. All of the Clifton Star Mineral Claims have been duly registered and recorded in the Register.

4.8.2

Clifton Star has at all times managed and is managing the Clifton Star Mineral Claims in accordance with the requirements of the Mining Act, the Regulation all other applicable Laws.

4.8.3

Clifton Star has conducted and is conducting its business in accordance with sound mining and exploration and other applicable industry standards and practices and the terms and provisions of the Clifton Star Mineral Claims.

4.8.4

Clifton Star has never elected or refused to participate in any exploration, development or other operations with respect the Clifton Star Mineral Claims which has or may give rise to any penalties, forfeitures or reduction of its interest by virtue of any conversion or other alteration occurring under the title and operating documents which govern the Clifton Star Mineral Claims.

4.8.5

Clifton Star has not received any notice of default or termination of the Clifton Star Mineral Claims from any Person, and, to the Knowledge of the Sellers, there is no intent or proposal to issue any notice of default or termination of the Clifton Star Mineral Claims.

4.9

Royalties

Other than the Royalty Agreement (Lepine and Destor), no Person owns, has or is entitled to any royalty, net profits interest, carried interest or other Encumbrances of any nature whatsoever which are based on production from the Clifton Star Mineral Claims or assets or any revenue or rights attributed thereto. Clifton Star has complied with the terms of the Royalty Agreement (Lepine and Destor) and all such rights are in good standing.

4.10

Residence of Clifton Star

Clifton Star is not a non-resident of Canada for purposes of the ITA.

4.11

Regulatory Approvals

No authorization, approval, order, consent of, or filing with, any Governmental Authority is required on the part of Clifton Star in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement.

4.12

Consents

There is no requirement to obtain any consent, approval or waiver of any Person or any party under any Contract to which Clifton Star is a party in order to complete the transactions contemplated by this Agreement.

4.13

Books and Records

All relevant matters relating to the Clifton Star Mineral Claims have been accurately recorded in the Books and Records and such Books and Records have been maintained in accordance with all applicable Laws.

4.14

Technical Report

4.14.1

The Technical Report was prepared in accordance with all applicable Laws, including NI 43-101 in effect at the relevant time.

4.14.2

Clifton Star made available to the author of the Technical Report, prior to the issuance of the Technical Report, all material information in respect of the Duquesne Project in order to determine all matters set forth in the Technical Report, including mineral resources and reserves, and none of the information made available to the author of the Technical Report contained a material misrepresentation and Clifton Star has no knowledge of any change to the mineral resources and reserves therein evaluated since the effective date of the Technical Report.

4.14.3

The Technical Report remains true and correct in all material respects as of the date hereof.

4.15

Tax Matters

Clifton Star has paid or made arrangements for the payment of all Taxes as well as other similar expenses applicable under the Mining Act, the Regulation and all other applicable Laws which, as of the Closing Date, are capable of forming or resulting in a lien on the Clifton Star Mineral Claims or of becoming a liability or obligation of the Buyer. There are no Claims either in progress, pending or threatened, in connection with any Taxes in respect of the Clifton Star Mineral Claims. Clifton Star has deducted, withheld or collected, and remitted all amounts required to be deducted, withheld, collected or remitted by it in respect of any Taxes.

4.16

Absence of Changes and Undisclosed Liabilities

Since the date of the Technical Report there has not been any material change in the condition of the Duquesne Project.

4.17

Real Property

4.17.1

The Clifton Star Surface Lands are all owned by the Province of Québec and various other Persons.

4.17.2

As a result of holding the Clifton Star Mineral Claims, Clifton Star has all applicable legal rights of ingress and egress to and from the Clifton Star Surface Lands.

4.18

Compliance with Laws, Permits

Clifton Star is conducting its business in compliance with all applicable Laws and Permits.

4.19

Environmental Conditions

To the Knowledge of Clifton Star, without limiting the generality of Section 4.18:

4.19.1

Clifton Star, the conduct of its business, and the current use and condition of the Clifton Star Surface Lands have been and are in compliance with all applicable Environmental Laws, and there are no facts which would give rise to non-compliance of Clifton Star with any Environmental Laws, either in the conduct by Clifton Star of its business, or in the current uses and condition of the Clifton Star Surface Lands;

4.19.2

Clifton Star has all Permits required by all Environmental Laws for the exploration and developments of the Duquesne Project, and Clifton Star is in compliance with all those Permits;

4.19.3

Clifton Star has received no notice of any kind of any Release or possible Release of any Hazardous Substance from, at, on, or under any of the Clifton Star Surface Lands or from or on to any other properties;

4.19.4

there has been no Remedial Order issued to Clifton Star in respect of the Clifton Star Surface Lands, and no Remedial Orders are threatened, and there are no facts which could rise to any Remedial Orders;

4.19.5

Clifton Star has received no notice of Claim, summons, order, direction or other Communication relating to non-compliance with Environmental Laws from any Governmental Authority or other third party; and

4.19.6

there is no pending or threatened matter, act or fact which could cause Clifton Star or any of Clifton Star Surface Lands to no longer be in compliance with all applicable Environmental Laws.

4.20

No Expropriation

None of the Clifton Star Mineral Claims have been taken or expropriated by any Governmental Authority and no notice or proceeding in respect of any expropriation has been given or commenced or, to the Knowledge of Clifton Star, is there any intent or proposal to give any notice or commence any proceeding in respect of any expropriation.

4.21

Litigation

There is no outstanding judgment, decree, order, ruling or injunction involving Clifton Star or relating in any way to the transactions contemplated by this Agreement.

4.22

Disclosure

No representation or warranty or other statement made by Clifton Star in this Agreement contains any untrue statement or omits to state a material fact necessary to make it, in light of the circumstances in which it was made, not misleading.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF CLIFTON STAR AND MINES D’OR

Mines d’Or and Clifton Star jointly and severally represent and warrant to the Buyer as follows, and acknowledge that the Buyer is relying upon these representations and warranties in connection with the purchase of the Mineral Claims (Duquesne), despite any investigation made by or on behalf of the Buyer.

5.1

Corporate Existence of Mines d’Or

Mines d’Or is a corporation duly incorporated and validly existing under the laws of Canada.

5.2

Capacity to Enter Agreement

Mines d’Or has all necessary corporate power, authority and capacity to enter into and perform its obligations under this Agreement.

5.3

Binding Obligation

The execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Mines d’Or. This Agreement has been duly executed and delivered by Mines d’Or and constitutes a valid and binding obligation of Mines d’Or, enforceable against Mines d’Or in accordance with its terms, subject to applicable bankruptcy, insolvency and other Laws of general application limiting the enforcement of creditors’ rights generally and to the fact that equitable remedies, including specific performance, are discretionary and may not be ordered in respect of certain defaults.

5.4

Absence of Conflict

None of the execution and delivery of this Agreement, the performance of Mines d’Or’s obligations under this Agreement, or the completion of the transactions contemplated by this Agreement will (with or without the giving of notice or lapse of time, or both):

5.4.1

result in or constitute a breach of any term or provision of, or constitute a default under the articles or by-laws or any resolutions of the board of directors or shareholders of Mines d’Or, or any Contract to which Mines d’Or is a party;

5.4.2

result in the creation or imposition of any Encumbrance on the Mineral Claims (Duquesne);

5.4.3

Contravene any applicable Law; or

5.4.4

contravene any judgment, order, writ, injunction or decree of any Governmental Authority.

5.5

No Other Agreements to Purchase

No Person other than the Buyer has any written or oral agreement or option or any right or privilege (whether by Law, pre-emptive, contractual or otherwise) capable of becoming an agreement or option for the purchase or acquisition from Mines d’Or of any of the Mineral Claims (Duquesne) or of forming an Encumbrance against any of the Mineral Claims (Duquesne).

5.6

Restrictive Covenants

Mines d’Or is not a party to, or bound or affected by, any contract containing any covenant expressly limiting its ability to transfer the Mineral Claims (Duquesne).

5.7

Title to Mineral Claims (Duquesne)

Mines d’Or is the sole, exclusive and legal and beneficial holder of the Mineral Claims (Duquesne) and has good and marketable title to all of the Mineral Claims (Duquesne), free and clear of all Encumbrances other than Permitted Encumbrances. At Closing, Mines d’Or will have the absolute and exclusive right to sell the Mineral Claims (Duquesne) to the Buyer as contemplated by this Agreement.

5.8

Mineral Claims (Duquesne)

5.8.1

Schedule B sets forth a complete and accurate list and description of all of the Mineral Claims (Duquesne). All of the Mineral Claims (Duquesne) are in good standing under the Mining Act, the Regulation and all other applicable Laws. All of the Mineral Claims (Duquesne) have been duly registered and recorded in the Register.

5.8.2

Mines d’Or has at all times managed and is managing the Mineral Claims (Duquesne) in accordance with the requirements of the Mining Act, the Regulation all other applicable Laws.

5.8.3

Mines d’Or has conducted and is conducting its business in accordance with sound mining and exploration and other applicable industry standards and practices and the terms and provisions of the Mineral Claims (Duquesne).

5.8.4

Mines d’Or has never elected or refused to participate in any exploration, development or other operations with respect the Mineral Claims (Duquesne) which has or may give rise to any penalties, forfeitures or reduction of its interest by virtue of any conversion or other alteration occurring under the title and operating documents which govern the Mineral Claims (Duquesne).

5.8.5

Mines d’Or has not received any notice of default or termination of the Mineral Claims (Duquesne) from any Person, and, to the Knowledge of the Sellers, there is no intent or proposal to issue any notice of default or termination of the Mineral Claims (Duquesne).

5.9

Royalties

Other than the Royalty Agreement (Duquesne), no Person owns, has or is entitled to any royalty, net profits interest, carried interest or other Encumbrances of any nature whatsoever which are based on production from the Mineral Claims (Duquesne) or assets or any revenue or rights attributed thereto. Mines d’Or has complied with the terms of the Royalty Agreement (Duquesne) and all such rights are in good standing.

5.10

Residence of Mines d’Or

Mines d’Or is not a non-resident of Canada for purposes of the ITA.

5.11

Regulatory Approvals

No authorization, approval, order, consent of, or filing with, any Governmental Authority is required on the part of Mines d’Or in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement.

5.12

Consents

There is no requirement to obtain any consent, approval or waiver of any Person or any party under any Contract to which Mines d’Or is a party in order to complete the transactions contemplated by this Agreement.

5.13

Books and Records

All relevant matters relating to the Mineral Claims (Duquesne) have been accurately recorded in the Books and Records and such Books and Records have been maintained in accordance with all applicable Laws.

5.14

Technical Report

5.14.1

The Technical Report was prepared in accordance with all applicable Laws, including NI 43-101 in effect at the relevant time.

5.14.2

Mines d’Or made available to the respective author of the Technical Report, prior to the issuance of the Technical Report, all material information in respect of the Duquesne Project in order to determine all matters set forth in the Technical Report, including mineral resources and reserves, and none of the information made available to the author of the Technical Report contained a material misrepresentation and Mines d’Or has no knowledge of any change to the mineral resources and reserves therein evaluated since the effective date of the Technical Report.

5.14.3

The Technical Report remains true and correct in all material respects as of the date hereof.

5.15

Tax Matters

Mines d’Or has paid or made arrangements for the payment of all Taxes as well as other similar expenses applicable under the Mining Act, the Regulation and all other applicable Laws which, as of the Closing Date, are capable of forming or resulting in a lien on the Mineral Claims (Duquesne) or of becoming a liability or obligation of the Buyer. There are no Claims either in progress, pending or threatened, in connection with any Taxes in respect of the Mineral Claims (Duquesne). Mines d’Or has deducted, withheld or collected, and remitted all amounts required to be deducted, withheld, collected or remitted by it in respect of any Taxes.

5.16

Absence of Changes and Undisclosed Liabilities

Since the date of the Technical Report there has not been any material change in the condition of the Duquesne Project.

5.17

Real Property

5.17.1

The Mines d’Or Surface Lands are all owned by the Province of Québec and various other Persons.

5.17.2

As a result of holding the Mineral Claims (Duquesne), Mines d’Or has all applicable legal rights of ingress and egress to and from the Mines d’Or Surface Lands.

5.18

Compliance with Laws, Permits

Mines d’Or is conducting its business in compliance with all applicable Laws and Permits.

5.19

Environmental Conditions

To the Knowledge of Mines d’Or, without limiting the generality of Section 5.18:

5.19.1

Mines d’Or, the conduct of its business, and the current use and condition of the Mines d’Or Surface Lands have been and are in compliance with all applicable Environmental Laws, and there are no facts which would give rise to non-compliance of Mines d’Or with any Environmental Laws, either in the conduct by Mines d’Or or its business, or in the current uses and condition of the Mines d’Or Surface Lands;

5.19.2

Mines d’Or has all Permits required by all Environmental Laws for the exploration and developments of the Duquesne Project, and Mines d’Or is in compliance with all those Permits;

5.19.3

Mines d’Or and any Person for whom Mines d’Or is responsible pursuant to Environmental Laws, has imported, manufactured, processed, distributed, used, treated, stored, disposed of, transported, exported or handled Hazardous Substances in strict compliance with all Environmental Laws;

5.19.4

Mines d’Or has received no notice of any kind of any Release or possible Release of any Hazardous Substance from, at, on, or under any of the Mines d’Or Surface Lands or from or on to any other properties;

5.19.5

there has been no Remedial Order issued to Mines d’Or in respect of the Mines d’Or Surface Lands, and no Remedial Orders are threatened, and there are no facts which could rise to any Remedial Orders;

5.19.6

Mines d’Or has received no notice of Claim, summons, order, direction or other Communication relating to non-compliance with Environmental Laws from any Governmental Authority or other third party; and

5.19.7

there is no pending or threatened matter, act or fact which could cause Mines d’Or or any of Mines d’Or Surface Lands to no longer be in compliance with all applicable Environmental Laws.

5.20

No Expropriation

None of the Mineral Claims (Duquesne) have been taken or expropriated by any Governmental Authority and no notice or proceeding in respect of any expropriation has been given or commenced or, to the Knowledge of Mines d’Or, is there any intent or proposal to give any notice or commence any proceeding in respect of any expropriation.

5.21

Litigation

There is no outstanding judgment, decree, order, ruling or injunction involving Mines d’Or or relating in any way to the transactions contemplated by this Agreement.

5.22

Disclosure

No representation or warranty or other statement made by Mines d’Or in this Agreement contains any untrue statement or omits to state a material fact necessary to make it, in light of the circumstances in which it was made, not misleading.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers as follows, and acknowledges that the Sellers are relying upon these representations and warranties in connection with the sale of the Mineral Claims, despite any investigation made by or on behalf of the Sellers.

6.1

Corporate Existence of Buyer

The Buyer is a corporation duly incorporated and validly existing under the laws of Ontario.

6.2

Capacity to Enter Agreement

The Buyer has all necessary corporate power, authority and capacity to enter into and perform its obligations under this Agreement.

6.3

Binding Obligation

The execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency and other Laws of general application limiting the enforcement of creditors’ rights generally and to the fact that equitable remedies, including specific performance, are discretionary and may not be ordered in respect of certain defaults.

6.4

Absence of Conflict

None of the execution and delivery of this Agreement, the performance of the Buyer’s obligations in this Agreement, or the completion of the transactions contemplated by this Agreement, will result in or constitute a breach of any term or provision of, or constitute a default under, the articles or by-laws of the Buyer or any agreement or other commitment to which the Buyer is a party.

6.5

Title

The Buyer owns, possesses and has good and marketable title to all of its properties and assets.

6.6

Regulatory Approvals

No authorization, approval, order, consent of, or filing with, any Governmental Authority is required on the part of the Buyer in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement, except for the approval of the Exchange.

6.7

Litigation

There is no outstanding judgment, decree, order, ruling or injunction involving the Buyer or relating in any way to the transactions contemplated by this Agreement.

6.8

GST/HST and QST Registration

The Buyer is registered for purposes of the GST/HST levied under the ETA and for purposes of the QST levied under the QSTA and its registration numbers under each is 844702324RT0001 and 1216862542TQ0001.

6.9

Capitalization

The authorized capital of the Buyer consists of an unlimited number of Common Shares, of which 60,430,546 Common Shares are issued and outstanding as at the date hereof. When issued in accordance with the terms of this Agreement, the Common Shares issued hereunder will be duly issued and outstanding as fully paid and non-assessable shares of the Buyer.

6.10

Reporting Issuer Status

The Buyer is a reporting issuer in the Provinces of British Columbia, Alberta and Ontario within the meaning of Securities Laws, is current and up-to-date with all filings required to be made pursuant to applicable Securities Laws and is not included on the list of defaulting reporting issuers maintained by the respective securities commissions in such jurisdictions.

6.11

Public Listing

The issued and outstanding Common Shares are listed for trading on the Exchange.

6.12

No Cease Trade Order

No order ceasing or suspending trading in the Common Shares nor prohibiting the sale of Common Shares has been issued by any securities commission of any Province or Territory of Canada to the Buyer or its directors, officers or promoters which is currently in effect, and to the knowledge of the Buyer, no such investigations or proceedings for such purposes are pending or threatened.

6.13

Compliance with Applicable Laws

The Buyer is conducting its business, in all material respects, in compliance with all applicable Laws, including applicable Environmental Laws.

6.14

Tax Matters

The Buyer has paid or made arrangements for the payment of all Taxes in respect of its business. There are no Claims either in progress, pending or threatened, in connection with any Taxes and the Buyer has remitted all amounts required to be deducted, withheld, collected or remitted by it in respect of any Taxes.

ARTICLE 7
COVENANTS

7.1

Conduct Before Closing

During the period beginning on the date of this Agreement and ending at the Closing Time, the Sellers will:

7.1.1

refrain from entering into any Contract in respect of the Mineral Claims without the prior written consent of the Buyer;

7.1.2

comply in all respects with all Laws applicable to the Mineral Claims;

7.1.3

apply for, maintain in good standing and renew all Permits; and

7.1.4

inform the Buyer as soon as possible of any Contracts or other rights forming part of the Mineral Claims or any rights in respect of the Surface Lands for which the Sellers have been advised that a necessary consent or approval of a third party is required to be obtained prior to Closing Date in order to complete the Transaction.

7.2

Access for Investigation

7.2.1

The Sellers will permit the Buyer through its authorized representatives, until the Closing Date, to have reasonable access during normal business hours to the Surface Lands and to all the Books and Records. The Sellers will also furnish to the Buyer any financial and operating data and other information with respect to the Sellers and the Mineral Claims as the Buyer reasonably requests to enable confirmation of the accuracy of the matters represented and warranted in Article 4 and Article 5. The Buyer will be provided ample opportunity to make a full investigation of the Mineral Claims and Surface Lands.

7.2.2

The Sellers authorize all Governmental Authorities having jurisdiction to release all information in their possession respecting the Mineral Claims and the Surface Lands to the Buyer, and further authorizes each of them to carry out inspections of the Surface Lands upon the request of the Buyer. The Sellers will execute any specific authorization pursuant to this Section 7.2.2 within three Business Days after being requested to do so by the Buyer.

7.3

Actions to Satisfy Closing Conditions

Each Party will take all actions that are within its power to control, and will make all commercially reasonable best efforts to cause other actions to be taken which are not within its power to control, so as to ensure its compliance with, and satisfaction of, all conditions in Article 8 that are for the benefit of the other Party.

7.4

Risk of Loss

All of the Mineral Claims will be and remain at the risk of the Sellers until the Closing Time. If the Mineral Claims are expropriated or otherwise lost prior to the Closing Time, the Sellers will promptly give notice of that Loss to the Buyer. The Buyer may not complete the purchase if the Buyer, in its sole and absolute discretion, determines that the Loss is material, in which event the Sellers and the Buyer will be released from all obligations under this Agreement (except as set out in Article 10).

ARTICLE 8
CLOSING CONDITIONS

8.1

Conditions for the Benefit of the Buyer

The obligation of the Buyer to complete the purchase of the Mineral Claims will be subject to the fulfilment of the following conditions at or before the Closing Time:

8.1.1

Representations, Warranties and Covenants. The representations and warranties of the Sellers made in this Agreement, and in any other agreement or document delivered pursuant to this Agreement, will be true and accurate at the Closing Time with the same force and effect as though those representations and warranties had been made as of the Closing Time. The Sellers will have complied with all covenants and agreements to be performed or caused to be performed by each of them under this Agreement, and in any other agreement or document delivered pursuant to this Agreement, at or before the Closing Time. In addition, the Sellers will have delivered to the Buyer a certificate of a senior officer of each of the Sellers confirming the same. The receipt of that certificate and the completion of the Closing will not be deemed to constitute a waiver of any of the representations, warranties or covenants of the Sellers contained in this Agreement, or in any other agreement or document delivered pursuant to this Agreement. Those representations, warranties and covenants will continue in full force and effect as provided in Article 10, or, if Article 10 does not apply, the terms of the agreement or document in which they are made.

8.1.2

Consents and Approvals. The Buyer will have received the following approvals and consents to the Transaction:

8.1.2.1

the approval of the Transaction by the shareholders of the Buyer, either as a result of this Agreement or in connection with the Buyer’s financing of the exercise of the Duquesne-Ottoman Option; and

8.1.2.2

the approval of the Exchange.

8.1.3

Completion of Investigations. The Buyer will have 30 Business Days from the date of this Agreement to complete the investigations contemplated in Section 7.2 to its satisfaction, including the accuracy of the matters represented and warranted in Article 4 and Article 5.

8.1.4

Technical Report. If requested by the Buyer, the Sellers will use their best efforts to have the Technical Report re-addressed to the Buyer.

8.1.5

Deliveries. The Sellers will have delivered to the Buyer the following in form and substance satisfactory to the Buyer:

8.1.5.1

the Escrow Agreement, if applicable;

8.1.5.2

the Technical Report, re-addressed to the Buyer;

8.1.5.3

all Books and Records of and related to the Mineral Claims;

8.1.5.4

all prescribed forms of deeds, conveyances, assurances, transfers and assignments and any other instruments necessary or reasonably required to transfer the Mineral Claims to the Buyer with a good title, free and clear of all Encumbrances, other than Permitted Encumbrances; and

8.1.5.5

all documentation and other evidence reasonably requested by the Buyer in order to establish the due authorization and completion of the transactions contemplated by this Agreement, including the taking of all corporate proceedings by the board of directors of the Sellers required to effectively carry out the obligations of the Sellers pursuant to this Agreement.

8.2

Waiver or Termination by the Buyer

The conditions contained in Section 8.1 are inserted for the exclusive benefit of the Buyer and may be waived in whole or in part by the Buyer at any time without prejudice to any of its rights of termination in the event of non-performance of any other condition in whole or in part. If any of the conditions contained in Section 8.1 are not fulfilled or complied with by the time that is required under this Agreement, the Buyer may, at or before the Closing Time, terminate this Agreement by notice in writing after that time to the Sellers. In that event the Buyer and the Seller will be released from all obligations under this Agreement (except as set out in Section 10.2).

8.3

Conditions for the Benefit of the Sellers

The obligation of the Sellers to complete the sale of the Mineral Claims will be subject to the fulfilment of the following conditions at or before the Closing Time:

8.3.1

Representations, Warranties and Covenants. The representations and warranties of the Buyer made in this Agreement, and in any other agreement or document delivered pursuant to this Agreement, will be true and accurate at the Closing Time with the same force and effect as though those representations and warranties had been made as of the Closing Time. The Buyer will have complied with all covenants and agreements to be performed or caused to be performed by it under this Agreement, and in any other agreement or document delivered pursuant to this Agreement, at or before the Closing Time. In addition, the Buyer will have delivered to the Sellers a certificate of a senior officer of the Buyer confirming the same. The receipt of that certificate and the completion of the Closing will not be deemed to constitute a waiver of any of the representations, warranties or covenants of the Buyer contained in this Agreement, or in any other agreement or document delivered pursuant to this Agreement. Those representations, warranties and covenants will continue in full force and effect as provided in Article 10, or, if Article 10 does not apply, the terms of the agreement or document in which they are made.

8.3.2

Exercise of Duquesne-Ottoman Option. The Buyer will have exercised the Duquesne-Ottoman Option and have acquired a 75% interest in the Duquesne-Ottoman Project.

8.3.3

Satisfaction of Conditions for Pitt Gold Acquisition. All conditions to the completion of the transactions set forth in the Pitt Gold Acquisition Agreement will have been completed, waived or satisfied in accordance with the terms of such agreement.

8.3.4

Appointment of Nominee Directors. The Buyer will have appointed two nominees of the Sellers acceptable to the Buyer and the Exchange, respectively, to the board of directors of the Buyer.

8.3.5

Completion of Investigations. The Sellers will have 30 Business Days from the date of this Agreement to complete investigations of the Buyer to their satisfaction, including the accuracy of the matters represented and warranted in Article 6.

8.3.6

Deliveries. The Buyer will have delivered to the Sellers the following in form and substance satisfactory to the Sellers:

8.3.6.1

the Escrow Agreement, if applicable;

8.3.6.2

one or more certificates representing the Payment Shares;

8.3.6.3

assignment and assumption agreements, duly executed by the Buyer, pursuant to which the Buyer will assume all of the obligations of the Sellers under the Royalty Agreement (Lepine and Destor) and Royalty Agreement (Duquesne), respectively;

8.3.6.4

if applicable, the Special Warrant Certificates in accordance with Section 9.2.2; and

8.3.6.5

all documentation and other evidence reasonably requested by the Sellers in order to establish the due authorization and completion of the transactions contemplated by this Agreement, including the taking of all corporate proceedings by the boards of directors and shareholders of the Buyer required to effectively carry out the obligations of the Buyer pursuant to this Agreement.

8.4

Waiver or Termination by the Sellers

The conditions contained in Section 8.3 are inserted for the exclusive benefit of the Sellers and may be waived in whole or in part by the Sellers at any time without prejudice to its rights of termination in the event of non-performance of any other condition in whole or in part. If any of the conditions contained in Section 8.3 are not fulfilled or complied with by the time that is required under this Agreement, the Sellers may, at or before the Closing Time, terminate this Agreement by notice in writing after that time to the Buyer. In that event the Sellers and the Buyer will be released from all obligations under this Agreement (except as set out in Section 10.2).

8.5

Mutual Condition for the Benefit of the Buyer and the Sellers

If the Closing is not completed by the Outside Date, any Party may terminate this Agreement by notice in writing after that time to the other Parties. In that event, each Party will be released from all obligations under this Agreement (except as set out in Section 10.2).

8.6

Conditions Precedent—No Action to Restrain

The purchase and sale of the Mineral Claims is subject to the conditions that no order of any Governmental Authority will be in force, and no action or proceeding will be pending or threatened by any Person:

8.6.1

to restrain or prohibit the completion of the transactions contemplated by this Agreement, including the sale and purchase of the Mineral Claims; or

8.6.2

which, in the reasonable opinion of the Buyer, would have a material adverse effect on the Mineral Claims.

These conditions are true conditions precedent to the completion of the transactions contemplated by this Agreement. If they have not been fulfilled at or before the Closing Time, this Agreement will be terminated and the Parties will be released from all obligations under this Agreement (except as set out in Section 10.2).

ARTICLE 9
FURTHER AGREEMENTS

9.1

Preparation of Documents and Submissions

If necessary, the Parties will prepare as promptly and as reasonably practical after the date of the execution of this Agreement all necessary documentation to be submitted to the Exchange for approval of the Transaction. Each Party will provide promptly to the other such information concerning its business and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in any filing statement, management information circular and/or notice to the Buyer’s shareholders or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors (if necessary) in the preparation of any filing statement, management information circular and/or notice to the Buyer’s shareholders. The Buyer will afford the Sellers with an opportunity to review all disclosure contained in any filing statement, management information circular and/or notice to the Buyer’s shareholders.

9.2

Adjustment to Purchase Price

9.2.1

If an Adjustment Event occurs, the Purchase Price will be increased by an amount equal to the Adjustment Amount, which Adjustment Amount, if any, will not exceed $839,155.59.

9.2.2

If the Adjustment Amount is payable pursuant to Section 9.2.1, the Buyer will authorize, create and issue Special Warrants to Clifton Star on the Closing Date, which Special Warrants will satisfy the payment of the Adjustment Amount in its entirety, with the number of Special Warrants issuable to the Sellers determined as follows:

Number of Special Warrants = ((A / B) - (A / C)) x C

A

=

Payment Shares;

B

=

Payment Shares + 60,430,546 + total number of Common Shares issued pursuant to the Pitt Gold Acquisition Agreement + total number of Common Shares issued at $0.10 in connection with Duquesne-Ottoman Option Financing; and

C

=

Payment Shares + 60,430,546 + total number of Common Shares issued pursuant to the Pitt Gold Acquisition Agreement + total number of Common Shares issued at average price below $0.10 in connection with Duquesne-Ottoman Option Financing, provided; however, that the aggregate number of Special Warrants to be issued to the Sellers pursuant to this Section 9.2.1 will not to exceed 16,783,111 Special Warrants. The Buyer will not complete any Duquesne-Ottoman Option Financings below $0.05 per Common Share.

9.2.3

Immediately upon the Closing Date, any Special Warrants issued pursuant to Section 9.2.2 will, without payment of any further consideration and with no further action on the part of the Sellers, be exercised or deemed to be exercised into Underlying Shares in accordance with the terms of the Special Warrant Certificate.

9.2.4

The Sellers acknowledge and agree that the Exchange may require each of them to enter into an escrow agreement between the Buyer, the Sellers and the Buyer’s registrar and transfer agent, as escrow agent, substantially in the form of Exchange Form 5D of the Exchange’s Corporate Finance Manual (the “Escrow Agreement”) in connection with the issuance of any Special Warrants and/or Underlying Shares. The Parties further acknowledge that such escrowed Special Warrants and/or Underlying Shares will be held in escrow and released, over time, as determined by the Exchange. The Parties agree that the terms of any escrow will be negotiated by counsel for the Buyer and the Sellers, and the Parties agree to accept such terms of escrow as may be imposed by the Exchange. All Parties agree to use commercially reasonable efforts to obtain the most advantageous escrow terms for the Sellers, if applicable.

9.2.5

Without limiting Section 9.2.4, the Sellers acknowledge and agrees that the Special Warrants and/or Underlying Shares will be subject to certain resale restrictions under Exchange rules and Securities Laws and the Sellers agrees to comply with such restrictions, including National Instrument 45-102 - Resale of Securities, of the Canadian Securities Administrators and the Sellers understands and acknowledges that upon the issuance of the Underlying Shares some or all of the certificates representing the Special Warrants and/or Underlying Shares may contain legends in the form required by applicable Securities Laws and Exchange rules.

ARTICLE 10
SURVIVAL AND INDEMNIFICATION

10.1

Survival of Covenants and Representations and Warranties

All of the covenants and representations and warranties contained in this Agreement and in any other agreement or document delivered pursuant to this Agreement, including this Article 10, will survive the Closing.

10.2

Survival Following Termination

If this Agreement is terminated at or before the Closing Time pursuant to Sections 8.2, 8.4 or 8.6, this Article 10 will survive the termination of this Agreement and apply to any Claim that is made under the indemnities set out in Section 10.3.

10.3

Mutual Indemnifications for Breaches of Warranty, etc.

Subject to the remaining provisions of this Article 10, each Party agrees that if it fails to observe or perform any covenant or obligation, or breaches any representation and warranty, contained in this Agreement, or in any other agreement or document delivered pursuant to this Agreement, it will indemnify and hold harmless the other Party and the other Party’s directors, officers and employees from and against the full amount of any Loss which the other Party or the other Party’s directors, officers or employees may suffer as a result of that failure, (the Party or other indemnified Person making a Claim for indemnification under any provision of this Article 10 being the “Indemnified Party”, and the Party providing indemnification being the “Indemnifying Party” for the purposes of this Article 10).

10.4

Notice of Claim

If an Indemnified Party becomes aware of a Loss or potential Loss in respect of which the Indemnifying Party has agreed to indemnify it under this Agreement, the Indemnified Party will promptly give written notice (an “Indemnity Notice”) of its Claim or potential Claim for indemnification (an “Indemnity Claim”) to the Indemnifying Party. An Indemnity Notice must specify whether the Indemnity Claim arises as the result of a Claim made against the Indemnified Party by a Person who is not a Party (a “Third Party Claim”) or as a result of a Loss that was suffered directly by a Party, and must also specify with reasonable particularity (to the extent that the information is available):

10.4.1

the factual basis for the Indemnity Claim; and

10.4.2

the amount of the Indemnity Claim, if known.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive an Indemnity Notice of an Indemnity Claim in time effectively to contest the determination of any liability capable of being contested, the Indemnifying Party will be entitled to set off against the amount claimed by the Indemnified Party the amount of any Loss incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give an Indemnity Notice on a timely basis.

10.5

Time Limits for Notice

10.5.1

Subject to the remaining provisions of this Section 10.5, no Indemnity Claim may be made under Section 10.3 unless an Indemnity Notice of that Indemnity Claim is delivered to the Indemnifying Party within 2 years after the Closing Date.

10.5.2

An Indemnity Notice of an Indemnity Claim with respect to the breach of the representations and warranties of Clifton Star contained in Sections 4.1, 4.2 4.3, 4.4, 4.7, 4.8 and 4.19 may be delivered to the Sellers at any time.

10.5.3

An Indemnity Notice of an Indemnity Claim with respect to the breach of the representations and warranties of Clifton Star and Mines d’Or contained in Sections 5.1, 5.2, 5.3, 5.4, 5.7, 5.8 and 5.19 may be delivered to the Sellers at any time.

10.5.4

An Indemnity Notice of an Indemnity Claim with respect to the breach of the representations and warranties of the Buyer contained in Sections 6.1, 6.2, 6.3, 6.4 and 6.5 may be delivered to the Buyer at any time.

10.5.5

An Indemnity Notice of a Third Party Claim may be delivered to the Indemnifying Party at any time that the Third Party Claim arises.

10.6

Exclusive Remedy

10.6.1

The rights of indemnity in this Article 10 are the sole and exclusive remedy of each Party and each of its directors, officers and employees for any Loss suffered in connection with the transactions contemplated by this Agreement or by any agreement or other document delivered pursuant to this Agreement including any Loss that is the subject of an Indemnity Claim arising from alleged fraud or wilful misconduct.

10.6.2

This Section 10.6 will remain in full force and effect in all circumstances and will not be terminated by any breach (fundamental, negligent or otherwise) by any Party of its covenants, representations or warranties in this Agreement or under any agreement or other document delivered pursuant to this Agreement, or by any termination or rescission of this Agreement.

10.7

Third Party Indemnification

To ensure that the indemnities provided by each of the Sellers and the Buyer to the other’s directors, officers and employees are enforceable, it is agreed by the Parties that each of the Sellers and Buyer is acting as agent for its respective directors, officers and employees with respect to the indemnities intended to be given to those directors, officers and employees under this Article 10. Each of the Buyer and the Sellers agrees that it will hold any right to indemnification that any director, officer or employee is intended to have under this Article in trust for that director, officer or employee, and that funds received by the Sellers or Buyer in respect of any Claims by any director, officer or employee will be held in trust for that director, officer or employee.

ARTICLE 11
CLOSING ARRANGEMENTS

11.1

Closing

The Closing will take place at the Closing Time on the Closing Date at the offices of Gowling Lafleur Henderson LLP, located at 1 First Canadian Place, 100 King Street West, Suite 1600, Toronto, Ontario, or at any other place as the Parties may agree.

11.2

Closing Procedures

At the Closing Time:

11.2.1

the Sellers will sell and the Buyer will purchase the Mineral Claims for the Purchase Price as provided in this Agreement;

11.2.2

the Sellers will deliver or cause to be delivered to the Buyer all documents referred to in Section 8.1; and

11.2.3

the Buyer will deliver or cause to be delivered the documents referred to in Section 8.3.

ARTICLE 12
GENERAL

12.1

Submission to Jurisdiction

Without prejudice to the ability of any Party to enforce this Agreement in any other proper jurisdiction, each of the Parties irrevocably and unconditionally submits and attorns to the nonexclusive jurisdiction of the courts of the Province of Ontario to determine all issues, whether at law or in equity arising from this Agreement. To the extent permitted by applicable Law, each of the Parties:

12.1.1

irrevocably waives any objection, including any Claim of inconvenient forum, that it may now or in the future have to the venue of any legal proceeding arising out of or relating to this Agreement in the courts of that Province, or that the subject matter of this Agreement may not be enforced in those courts;

12.1.2

irrevocably agrees not to seek, and waives any right to, judicial review by any court which may be called upon to enforce the judgment of the courts referred to in this Section 12. 1, of the substantive merits of any suit, action or proceeding; and

12.1.3

to the extent a Party has or may acquire any immunity from the jurisdiction of any court or from any legal process, whether through service or notice, attachment before judgment, attachment in aid of execution, execution or otherwise, with respect to itself or its property, that Party irrevocably waives that immunity in respect of its obligations under this Agreement.

12.2

Payment and Currency

Any money to be advanced, paid or tendered by one Party to another under this Agreement must be advanced, paid or tendered by bank draft, certified cheque or wire transfer of immediately available funds payable to the Person to whom the amount is due. Unless otherwise specified, the word “dollar” and the “$” sign refer to Canadian currency, and all amounts to be advanced, paid, tendered or calculated under this Agreement are to be advanced, paid, tendered or calculated in Canadian currency.

12.3

Time of Essence

Time is of the essence in all respects of this Agreement.

12.4

Notices

Any Communication must be in writing and either:

12.4.1

Delivered personally or by courier; or

12.4.2

transmitted by facsimile, e-mail or functionally equivalent electronic means of transmission, charges (if any) prepaid.

Any Communication must be sent to the intended recipient at its address as follows:

to the Buyer at:

120 Adelaide Street West

Suite 2500

Toronto, Ontario

M5H 1T1

Attention:

Alexander Stewart, Executive Chairman

Tel No.:

(416) 644-6588

Facsimile No.:

(416) 367-1954

E-mail:

astewart@xmet.ca

with a copy to:

Gowling Lafleur Henderson LLP

1 First Canadian Place

100 King Street West,

Suite 1600

Toronto, Ontario

M5X 1 G5

Attention:

Henry A. Harris, Partner

Tel No.:

(416) 862-4393

Facsimile No.:

(416) 862-7661

E-mail:

Henry.Harris@gowlings.com

to the Sellers at:

1040, Ave. Belvedere, Suite 217

Québec, Québec City

G1 S 3G3

Attention:

Michel Bouchard, President and Chief Executive Officer

Tel No.:

(418) 914– 9922

Facsimile No.:

(418) 914– 9687

E-mail:

mbouchard@cfo-star.com

with a copy to:

Miller Thomson Pouliot SENCRL / LLP

La Tour CIBC, 31 e étage

1155, boul. René-Lévesque Ouest

Montréal, Québec

H3B 3S6

Attention:

Benoît Gascon

Tel No.:

(514) 871-5490

Facsimile No.:

(514) 875-4308

E-mail:

bgascon@millerthomsonpouliot.com

or at any other address as any Party may at any time advise the other by Communication given or made in accordance with this Section 12.4. Any Communication delivered to the Party to whom it is addressed will be deemed to have been given or made and received on the day it is delivered at that Party’s address, provided that if that day is not a Business Day then the Communication will be deemed to have been given or made and received on the next Business Day. Any Communication transmitted by facsimile, e-mail or other functionally equivalent electronic means of transmission will be deemed to have been given or made and received on the day on which it is transmitted; but if the Communication is transmitted on a day which is not a Business Day or after 5:00 p.m. (local time of the recipient), the Communication will be deemed to have been given or made and received on the next Business Day.

12.5

Further Assurances

Each Party will, at the requesting Party’s cost and expense, execute and deliver any further agreements and documents and provide any further assurances, undertakings and information as may be reasonably required by the requesting Party to give effect to this Agreement and, without limiting the generality of this Section 12.5, will do or cause to be done all acts and things, execute and deliver or cause to be executed and delivered all agreements and documents and provide any assurances, undertakings and information as may be required at any time by all Governmental Authorities or stock exchanges having jurisdiction over the Buyer’s affairs, or as may be required at any time under applicable securities Laws.

12.6

No Broker

Each Party represents and warrants to the other Party that all negotiations relating to this Agreement and the transactions contemplated by this Agreement have been carried on between them directly, without the intervention of any other Person on behalf of any Party in such manner as to give rise to any valid Claim against the Buyer for a brokerage commission, finder’s fee or other similar payment.

12.7

Amendment and Waiver

No amendment, discharge, modification, restatement, supplement, termination or waiver of this Agreement or any Section of this Agreement is binding unless it is in writing and executed by the Party to be bound. No waiver of, failure to exercise or delay in exercising, any Section of this Agreement constitutes a waiver of any other Section (whether or not similar) nor does any waiver constitute a continuing waiver unless otherwise expressly provided.

12.8

Assignment and Enurement

Neither this Agreement nor any right or obligation under this Agreement may be assigned by either Party without the prior written consent of the other Party. This Agreement enures to the benefit of and is binding upon the Parties and their respective successors and permitted assigns.

12.9

Severability

Each Section of this Agreement is distinct and severable. If any Section of this Agreement, in whole or in part, is or becomes illegal, invalid, void, voidable or unenforceable in any jurisdiction by any court of competent jurisdiction, the illegality, invalidity or unenforceability of that Section, in whole or in part, will not affect:

12.9.1

the legality, validity or enforceability of the remaining Sections of this Agreement, in whole or in part; or

12.9.2

the legality, validity or enforceability of that Section, in whole or in part, in any other jurisdiction.

12.10

Counterparts and Electronic Delivery

This Agreement may be executed and delivered by the Parties in one or more counterparts, each of which will be an original, and each of which may be delivered by facsimile, e-mail or other functionally equivalent electronic means of transmission, and those counterparts will together constitute one and the same instrument.

12.11

Language

The Parties have expressly required that this Agreement, any Communication and all other Contracts, documents and notices relating to this Agreement be drafted in the English language.

Les parties ont expressément exigé que la présente convention, toute communication et tous les autres contrats, documents et avis qui y sont afférents soient rédigés dans la langue anglaise.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Each of the Parties has executed and delivered this Agreement as of the date noted at the beginning of the Agreement.

**CLIFTON STAR RESOURCES INC.**

Per: ______________________________

Name: Michel Bouchard
Title: President and Chief Executive Officer

**MINES D'OR DUQUESNE GOLD MINES INC.**

Per: ______________________________

Name: Michel Bouchard
Title: President and Chief Executive Officer

**XMET INC.**

Per: ______________________________

Name: Alexander Stewart
Title: Executive Chairman